Exhibit 99.1

SPAR CONTRACTED OMNIQ TO DEPLOY SELF-CHECKOUT SOLUTIONS AND ADVANCED ESL SYSTEM IN THEIR NEW ISRAELI MARKET

●	OMNIQ Contracted by SPAR International to install a State-of-the-Art comprehensive in-store System with remotely managed (ESL)Electronic Shelf Labels and the most user-friendly Self-Checkout equipment.
●	SPAR is one of the largest Supermarket chains in the world with more than 13,900 stores in over 49 countries on four continents, meeting the needs of over 14.7 million consumers every day.
●	OMNIQ’s Shelf Labeling (ESL) solutions offer advantages in performance, with a centralized administration enabling full control of prices, eliminating the need to print paper labels for every price/merchandise change on the shelves.
●	The SPAR project targets enhancing fintech capabilities within their retail environments.

SALT LAKE CITY, March 25, 2024, (GLOBE NEWSWIRE) — In a significant stride towards advancing their fintech position (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a leading provider of Artificial Intelligence (AI)-based image processing technologies and supply chain management solutions, is proud to announce a strategic partnership with SPAR international.

This collaboration will see the deployment of OMNIQ’s cutting-edge self-checkout and ESL systems. The Netherlands-based retailer operates in 49 countries and has recently expanded to the Israeli market. OMNIQ deployed self-checkout systems designed for this project. This initiative underscores SPAR’s commitment to enhancing customer convenience, streamlining shopping experiences, and offering competitive prices.

By integrating OMNIQ’s solutions, SPAR aims to significantly reduce wait times, improve operational efficiency, and foster a more sustainable shopping environment. This collaboration not only reflects SPAR’s dedication to innovation but also solidifies its position as a leader in the retail sector, keen on adopting solutions that benefit consumers and communities alike.

OMNIQ’s CEO expressed enthusiasm about the partnership, stating, “Our collaboration with SPAR is a testament to our shared vision of leveraging technology to meet evolving consumer needs. We hope to expand our relationship to additional countries, approaching thousands of stores worldwide. We are proud to contribute to a shopping revolution that prioritizes efficiency, sustainability, and customer satisfaction.”

This strategic deployment is anticipated to set a new standard in retail, offering SPAR customers a seamless, efficient, and enjoyable shopping experience, thereby reinforcing OMNIQ’s role as a pivotal player in retail innovation.

About OMNIQ

OMNIQ excels in providing state-of-the-art computerized and machine vision image processing technologies, anchored in its proprietary and patented artificial intelligence innovations. The Company’s extensive range of services spans advanced data collection systems, real-time surveillance, and monitoring capabilities catered to various sectors, including supply chain management, homeland security, public safety, as well as traffic and parking management. These innovative solutions are strategically designed to secure and optimize the movement of individuals, assets, and information across essential infrastructures such as airports, warehouses, and national borders.

The Company serves a broad spectrum of clients, including government agencies and esteemed Fortune 500 corporations across several industries—manufacturing, retail, healthcare, distribution, transportation, logistics, food and beverage, and the oil, gas, and chemical sectors. By adopting OMNIQ’s advanced solutions, these organizations are better equipped to manage the intricacies of their domains, thereby enhancing their operational effectiveness.

OMNIQ has established a significant footprint in rapidly expanding markets. This includes the Global Safe City sector, predicted to reach $67.1 billion by 2028, the smart parking industry, expected to escalate to $16.4 billion by 2030, and the fast-casual restaurant market, projected to hit $209 billion by 2027. These engagements reflect the Company’s strategic alignment with industries that are witnessing a growing need for cutting-edge AI technology solutions.

For additional information, please visit www.OMNIQ.com.

About SPAR International

SPAR International, established in 1932, operates over 13,900 stores in 49 countries, serving more than 14.7 million consumers daily. The brand thrives on a partnership model involving wholesalers and retailers, fostering a community-centric approach. SPAR’s diverse retail formats, including SPAR, SPAR Express, EUROSPAR Supermarket, and INTERSPAR Hypermarket, cater to varying customer needs, ensuring accessibility and convenience. The community-centric partnership model enhances its customer-centric approach, facilitating a rich exchange of knowledge within the SPAR network and underscoring its commitment to innovation and quality service.

For additional information, please visit https://spar-international.com/.

Information about forward-looking statements

This press release includes forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, specifically under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, which address expected future events, economic performance, and financial outcomes, are not historical facts but predictions based on current expectations and projections.

Such forward-looking statements, identifiable by terms like “anticipate,” “expect,” “may,” “believe,” and similar expressions, should not be seen as guarantees of future results. They are based on the information available at the time of making and reflect management’s current expectations about future events. These statements are subject to various risks and uncertainties that could cause actual results to differ significantly from those projected or implied. Some of these risks include fluctuations in product demand, the introduction of new offerings, maintaining customer and strategic relationships, competitive pressures, market growth, financial liquidity, debt management, and the ability to integrate new acquisitions effectively.

Specific forward-looking statements in this release include expectations regarding financial strategies, revenue growth, and operational improvements. For a detailed discussion of risks and uncertainties that could affect OMNIQ’s future performance, please refer to our recent filings with the Securities and Exchange Commission at https://www.sec.gov. OMNIQ does not commit to updating these forward-looking statements unless required by law.

Contact OMNIQ:

IR@OMNIQ.com